Exhibit 99.2

IMMEDIATE RELEASE CONTACTS: Brent Larson, Vice President / CFO 614 822.2330	July 30, 2007 Tim Ryan, The Trout Group 646.378.2924

NEOPROBE INCREASES BOARD OF DIRECTORS
Names Columbus Business Executive Owen E. Johnson, M.D. to Board of Directors

DUBLIN, OHIO - July 30, 2007 -- Neoprobe Corporation (OTCBB: NEOP), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, announced today that Owen E. Johnson, M.D., has been appointed to Neoprobe Corporation’s Board of Directors. Dr. Johnson recently retired as Vice President and Sr. Medical Director of United HealthCare of Ohio, Inc. (“UHC”), a subsidiary of UnitedHealth Group, where he was heavily involved in new technology assessment and reimbursement establishment. Dr. Johnson has also served on the Board and on numerous Committees of UHC as well as other related organizations. Prior to joining UHC, Dr. Johnson held several hospital appointments with Riverside Methodist Hospital in Columbus, Ohio. Dr. Johnson has also been active in numerous professional, fraternal and community organizations in the Columbus area.

Dr. Johnson commented on his appointment to the Neoprobe Board of Directors, “I am excited to join the Board at Neoprobe because of the great potential the Company has in helping mankind through improving their health and longevity. Neoprobe has made great strides in the recent past and I look forward to assisting in guiding the Company in the coming years.”

David Bupp, Neoprobe’s president & CEO said, “Neoprobe is very pleased to have someone of Dr. Johnson’s business experience and stature join our Board, as we are making the transition to a biotechnology company with both medical device and drug product offerings. Dr. Johnson has been appointed to a Board term ending at the Annual Stockholders’ Meeting in 2008, when he is expected to stand for election for another term ending in 2011.”

About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neo2000® line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix® line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions.www.neoprobe.com